Exhibit 10.16

THE WANAMAKER BUILDING

OFFICE LEASE AGREEMENT

BY AND BETWEEN

WANAMAKER OFFICE LEASE, LP

a Delaware limited partnership
(“LANDLORD”)

AND

TEVOGEN BIO INC

a Delaware corporation

(“TENANT”)

DATED June 9, 2022

i

OFFICE LEASE AGREEMENT
BETWEEN
WANAMAKER OFFICE LEASE, LP, LANDLORD
AND
TEVOGEN BIO INC, TENANT

ii

21. Tenant Default; Landlord’s Remedies	22

22. Expenses of Enforcement	25

23. Covenant of Quiet Enjoyment	25

24. Security Deposit	26

25. Real Estate Broker	26

26. Miscellaneous.	27

(a) Rights Cumulative	27
(b) Captions and Usage	27
(c) Binding Effect	27
(d) Lease Contains All Terms	27
(e) Delivery for Examination	27
(f) No Air Rights	27
(g) Modification of Lease	27
(h) Substitution of Other Premises.	27
(i) Transfer of Landlord’s Interest	28
(j) Prohibition Against Recording	29
(k) Covenants and Conditions	29
(l) Relationship of Parties	29
(m) Application of Payments	29
(n) Partial Invalidity	29
(o) Waiver of Trial by Jury	29
(p) Tenant’s Authority	29
(q) Governing Law	30
(r) Financial Information	30
(s) REIT.	30

27. Notices	30

28. Hazardous Materials.	31

29. Common Area and Parking.	31

(a) Common Area	31
(b) Parking.	31

30. OFAC Certification.	32

31. Commercial Transaction	32

32. Extension Option.	32

(a) Grant of Option	32
(b) Procedure	32
(c) Terms of Option	33
(d) Failure to Exercise	33
(e) Time of the Essence	33

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33.	Termination Option.	34

(a)	Grant of Option	34
(b)	If Tenant shall fail to pay any of the sums due as set forth in Paragraph (a)(i)(ii) or (iii) above in the manner and at the time specified therein, interest at the rate set forth in Section 21(d) of this Lease shall commence to accrue on said sums as of the date on which it was to have been paid, until all such amounts, including without limitation the Termination Fee, are paid in full. In the event Tenant fails to pay said sums plus all interest accrued thereon to Landlord within fifteen (15) days of written notice from Landlord of Tenant’s failure to pay such sums at the time and in the amount specified in Paragraph (a) above, then, and in such event, Landlord shall have the option of construing said sums and interest earned thereon as additional rent under the Lease and enforcing all of its rights and remedies respecting such default, and/or to elect, by written notice to Tenant, to declare Tenant’s exercise of its early termination option herein contained to be void and of no effect, whereupon the term of the Lease shall not end, as provided above.	34
(c)	The termination option set forth in this Section 33 shall be of no further force and effect and shall expire on the earliest to occur of (i) expiration or earlier termination of the Lease, (ii) the termination of Tenant’s right to possession of the Premises, (iii) the assignment by Tenant of the Lease, (iv) the sublease by Tenant of the Premises (or any portion thereof), (v) the date on which the entire Premises is no longer occupied by Tenant, (vi) any expansion of the Premises (whether by way of an express right granted to Tenant in the Lease or otherwise), (vii) any extension of the term of the Lease (whether by exercise of an extension option granted to Tenant in the Lease or otherwise), or (viii) the failure of Tenant to timely and properly exercise such termination right. Landlord and Tenant acknowledge and agree that the provisions of this Section 33 are limited to TEVOGEN BIO INC and shall not apply to or be assignable to any assignee or subtenant of TEVOGEN BIO INC.	34

EXHIBITS

“A” – Plan

“B” – List of Furniture

“C” – Confirmation of Lease Term

“D” – Rules and Regulations

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OFFICE LEASE

THE WANAMAKER BUILDING
100 PENN SQUARE EAST
PHILADELPHIA, PA

THIS OFFICE LEASE AGREEMENT is made as of the 9th day of June, 2022, (hereinafter referred to as the “Lease”), between WANAMAKER OFFICE LEASE, LP, a Delaware limited partnership, (hereinafter referred to as “Landlord”), and TEVOGEN BIO INC, a Delaware corporation, whose present address is 15 Independence Way, Warren, NJ 07059 (hereinafter referred to as “Tenant”).

WITNESSETH:

Landlord hereby leases to Tenant, and Tenant hereby accepts from Landlord, the premises (hereinafter referred to as the “Premises”) containing approximately 3,620 square feet of rentable area on the tenth floor, and, as of the date of this Lease, currently known as Suite 1040, and designated on the plan attached hereto as Exhibit “A” in the building currently known as The Wanamaker Building, 100 Penn Square East, Philadelphia, Pennsylvania (hereinafter referred to as the “Building”) located on land (hereinafter referred to as the “Land” and the Building and the Land are sometimes hereinafter together called the “Property”), subject to the covenants, terms, provisions and conditions of this Lease. The Office Portion shall mean the entire Building other than the portion thereof leased from time to time as a retail department store (the “Department Store”).

In consideration thereof, Landlord and Tenant covenant and agree as follows:

1. Term. The term of this Lease (the “Term”) shall commence on the later to occur of (i) the date on which Landlord delivers the Premises to Tenant and (ii) July 1, 2022 (the later of such dates being the “Commencement Date”) and, unless extended or sooner terminated as provided herein, shall end, absolutely and without the need for notice from either party to the other, on the last day of the 36th full calendar month after the Commencement Date (the “Termination Date”). Prior to delivering the Premises to Tenant, Landlord shall perform the following work in the Premises, at Landlord’s cost, using Building standard materials (i) shampoo and repair carpet where needed, (ii) re-paint the painted areas of the Premises and (iii) install a sink within the Premises. Landlord will endeavor to deliver the Premises to Tenant, with the foregoing work substantially complete, by July 1, 2022, subject to delays not within Landlord’s reasonable control, provided, however, that Landlord’s failure to deliver the Premises by July 1, 2022 shall in no way affect the validity of this Lease, or the Term, or the obligations of Tenant hereunder, nor shall such failure be construed in any way to extend the Term.

2. Base Rent. Subject to adjustment as herein provided, the Base Rent to be paid hereunder shall be as follows:

LEASE PERIOD	ANNUAL PER SQUARE FOOT RENTAL RATE	MONTHLY BASE RENT	ANNUAL BASE RENT
Commencement Date – Last day of the 12th full calendar month following the Commencement Date*	$33.00	$9,955.00	$119,460.00
Month 13 – 24	$33.83	$10,205.38	$122,464.56
Month 25 – 36	$34.68	$10,461.80	$125,541.60

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* Notwithstanding the Base Rent amounts stated during this period in this table, Landlord agrees to abate the Base Rent otherwise due for the period beginning on the Commencement Date and ending on the date immediately preceding the three month anniversary of the Commencement Date, in the amount of $9,955.00 per month, for a total rent abatement of $29,865.00 (the “Aggregate Abatement Amount”). In the event of any default by Tenant under this Lease, such abatement of Base Rent shall be revoked, null and void, and if such default is not cured within applicable grace periods, then, in addition to any other remedies set forth in this Lease, the amount of Base Rent which otherwise would have been due during such abatement period (but for such abatement) shall immediately become due and payable to Landlord

All Base Rent shall paid in advance on or before the first day of each calendar month during the Term, in the amounts set forth above, provided, however, that Tenant shall pay the first full monthly installment at the time of execution of this Lease. If the Term commences other than on the first day of a month or ends other than on the last day of a month, the Base Rent for such month shall be prorated. The Base Rent for the portion of the month in which the Term commences shall be paid on the first day of the first full month of the Term.

3. Condition of Premises; Furniture.

(a) As-Is Condition. Tenant hereby agrees that it shall accept the Premises in an “as-is” condition as of the Commencement Date, and further acknowledges that Landlord shall not have any obligation to (i) alter, remodel, improve, repair (except as otherwise expressly set forth in this Lease), or decorate the Premises or any part thereof, or (ii) provide any allowance to Tenant for any alteration, remodeling, improvement, repairing or decorating thereof.

(b) Furniture. During the term of this Lease, Tenant may use all furniture located in the Premises as of the Commencement Date (the “Furniture”, which shall include the items identified on Exhibit “B” attached hereto) and provided that Tenant maintains all such furniture in substantially the same condition as such furniture is in on the Commencement Date, and returns such furniture to Landlord, in the Premises, upon the expiration or termination of this Lease, in the same condition as such furniture is in on the Commencement Date, reasonable wear and tear and damage due to casualty which Tenant is not obligated to repair excepted. Tenant accepts all Furniture as of the Commencement Date, in AS-IS, WHERE-IS condition, without relying on any representation, covenant or warranty, express or implied, by Landlord.

4. Additional Rent. In addition to paying the Base Rent specified in Paragraph 2 hereof, Tenant shall pay as “additional rent” the amounts determined as hereinafter set forth in this Paragraph 4, any and all other sums, expenses and charges due or payable by Tenant under this Lease, and any and all costs, expenses and attorneys’ fees incurred by Landlord in collecting any and all Base Rent, amounts due pursuant to this Paragraph 4, and such other sums, expenses, charges, or in enforcing any of Tenant’s obligations under this Lease. The Base Rent and such additional rent are sometimes herein collectively referred to as “rent”. All amounts due under this Lease as additional rent shall be payable in the same manner and at the same place as the Base Rent.

(a) Definitions. As used in this Paragraph 4, the terms:

(i) “Base Year” shall mean the calendar year 2022.

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(ii) “Calendar Year” shall mean each calendar year in which any part of the Term falls, through and including the year in which the Term expires.

(iii) “Tenant’s Proportionate Share” shall mean .3774% being the percentage calculated by dividing 3,620 square feet, the rentable area of the Premises provided at the beginning of this Lease by 959,294 square feet. The rentable area of the Premises has been calculated according to a method pursuant to which a portion of the common areas has been deemed included in the Premises. Landlord and Tenant irrevocably acknowledge and agree that the rentable area of the Premises for the purposes of calculation of Additional Rent and Tenant’s Proportionate Share shall be deemed to be 3,620 square feet and the area of the rentable office space in the Office Portion shall be deemed to be 959,294 square feet.

(iv) “Taxes” shall mean all real estate taxes and assessments (general, extraordinary, special or otherwise), any Center City District costs, transit taxes, water and sewer rents, taxes based upon the receipt of rent, including gross receipts or sales taxes, or similar impositions and expenses, levied or assessed upon or with respect to the Land and/or Building and ad valorem taxes for any personal property used in connection therewith and all taxes levied or assessed upon or with respect to the leasing, use or occupancy of the Property or any part thereof or the rents or receipts paid or payable to Landlord therefrom (including, without limitation, any general gross receipts tax and any income tax levied or assessed especially with respect to real property or any type of real property which includes the Property), which Landlord shall become obligated to pay with respect to the Property during any Calendar Year, any portion of which occurs during the Term (without regard to any different fiscal year by the respective governmental or municipal authority). Should the Commonwealth of Pennsylvania, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Property, impose a tax, assessment, charge or fee, which Landlord shall be required to pay, wholly or partially in substitution for or in addition to any of the above Taxes, all such taxes, assessments, fees or charges shall be deemed to constitute Taxes hereunder. “Taxes” shall include all fees and costs, including attorneys’ fees, appraisals and consultants’ fees, incurred by Landlord in any year subsequent to the Base Year in seeking to obtain a reduction of, or a limit on, any increase in any Taxes (regardless of whether any reduction or limitation is obtained) provided that the amounts so paid do not exceed the savings procured.

(v) “Operating Expenses” shall mean all expenses, costs and disbursements (other than Taxes) of every kind and nature (determined for the applicable Calendar Year on an accrual basis) paid or incurred by or on behalf of Landlord in connection with the ownership, management, operation, maintenance and repair of the Land and the Building which are incurred with respect to the Building or the ground or facilities used in connection therewith, or are payable or allocable with respect to the Building by virtue of the ownership of the Property and Building. The following will not be included in Operating Expenses:

(A) Costs of alterations of any tenant’s premises;

(B) Principal or interest payments on loans secured by mortgages or trust deeds on the Building and/or on the Land;

(C) Costs of capital improvements, except that Operating Expenses shall include the cost as amortized over such number of years as Landlord may reasonably determine, with interest at the rate of 15% per annum on the unamortized amount, of any capital improvements made or installed after the Base Year which, (1) in Landlord’s reasonable opinion, will have the effect of reducing any component cost included within Operating Expenses, (2) are made or installed to keep the Property in compliance with all governmental rules and regulations applicable from time to time thereto, and (3) under generally applied real estate accounting practices may be expensed or treated as deferred expenses (and the amortization and interest so determined for each Calendar Year shall be included in Operating Expenses for that Calendar Year); and

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(D) Leasing commissions for space in the Building.

(E) The cost of electricity for which Landlord receives reimbursement from Tenant or other tenants.

(b) Expense Adjustment.

(i) Tenant shall pay as additional rent for each Calendar Year, that amount (“Expense Adjustment Amount”) which is Tenant’s Proportionate Share of the amount by which the Operating Expenses incurred with respect to such Calendar Year exceed the amount thereof incurred with respect to the Base Year; provided, however, that in determining the amount of Operating Expenses for each Calendar Year subsequent to the Base Year, if less than 95% of the Rentable Area of the Building shall have been occupied at any time during such Calendar Year, Operating Expenses shall be deemed for such Calendar Year to be in the amount reasonably determined by Landlord to be equal to that amount of like expenses which normally would be expected to be incurred had such occupancy been 95% throughout such Calendar Year.

(ii) The Expense Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments, payable in advance on the first day of each calendar month during the course of such year, in amounts estimated from time to time by Landlord and communicated by written notice to Tenant. Landlord shall cause to be kept books and records showing Operating Expenses in accordance with generally applied real estate accounting practices. Following the close of each Calendar Year, Landlord shall cause the amount of the Expense Adjustment Amount for such Calendar Year to be computed based on Operating Expenses for such Calendar Year, and Landlord shall deliver to Tenant a statement of such amount and Tenant shall pay any deficiency as shown by such statement to Landlord within 30 days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceed the actual Expense Adjustment Amount due from Tenant for such Calendar Year, then, at Landlord’s option, such excess shall be either credited against payments next due hereunder or refunded by Landlord, provided Tenant is not then in default hereunder. Tenant’s obligations to pay the Expense Adjustment Amount and Landlord’s obligations to refund any excess amount shall survive the expiration or earlier termination of this Lease.

(c) Adjustment for Services not Rendered by Landlord. If Landlord is not furnishing any particular work or service (the cost of which, if furnished by Landlord would be included in Operating Expenses) to a tenant who has undertaken to itself to perform or obtain such work or service in lieu of the furnishing thereof by Landlord, Operating Expenses shall be deemed for purposes of this Paragraph 4 to be increased by an amount equal to the additional Operating Expenses, as reasonably determined by Landlord, which would have been incurred during such period if Landlord had at its own expense furnished such work or service to such tenant.

(d) Tax Adjustment. Tenant shall pay as additional rent, in addition to the Base Rent required by Paragraph 2 hereof, an amount (“Tax Adjustment Amount”) equal to Tenant’s Proportionate Share of the amount by which the Taxes with respect to each Calendar Year exceeds the Taxes with respect to the Base Year. The Tax Adjustment Amount with respect to each Calendar Year shall be paid in monthly installments, payable in advance on the first day of each calendar month during the course of such year in amounts estimated from time to time by Landlord and communicated by written notice to Tenant. Following the close of each Calendar Year, Landlord shall cause the amount of the Tax Adjustment Amount for such Calendar Year to be computed based on Taxes for such Calendar Year and Landlord shall deliver to Tenant a statement of such amount and Tenant shall pay any deficiency as shown by such statement to Landlord within 30 days after receipt of such statement. If the total of the estimated monthly installments paid by Tenant during any Calendar Year exceeds the actual Tax Adjustment Amount due from Tenant for such Calendar Year, then, at Landlord’s option such excess shall be either credited against payments next due hereunder or refunded by Landlord, provided Tenant is not then in default hereunder. The amount of any refund of Taxes received by Landlord shall be credited against Taxes for the year in which such refund is received.

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(e) Partial Year. If only part of any Calendar Year shall fall within the Term, the amounts computed as additional rent, with respect to such Calendar Year under the foregoing provisions of this Paragraph 4 shall be prorated in proportion to the portion of such Calendar Year falling within the Term, but the expiration or termination of this Lease prior to the end of such Calendar Year shall not impair the Tenant’s obligation hereunder to pay such prorated portion of such additional rent with respect to that portion of such year falling within the Term, and such obligation shall survive the expiration or termination of this Lease.

(f) Disputes. Any statement furnished to Tenant by Landlord under the provisions of this Paragraph 4 shall constitute a final determination as between Landlord and Tenant as to the rent set forth therein due from Tenant for the period represented thereby, unless Tenant, within thirty (30) days after such statement is furnished, shall give a notice to Landlord that it disputes the correctness thereof, specifying in detail the basis for such assertion. Pending resolution of such dispute, Tenant shall pay all disputed amounts in accordance with the statement furnished by Landlord. Landlord agrees, upon prior written request, during normal business hours to make available for Tenant’s inspection, at Landlord’s offices, Landlord’s books and records which are relevant to any items in dispute. Tenant shall keep all information contained in such books and records confidential and shall cause any party reviewing such books and records on Tenant’s behalf to keep all information contained in such books and records confidential.

(g) Place of Payment. Tenant shall, without any demand therefor and without setoff, reduction or recoupment, pay, to Landlord, Wanamaker Office Lease, LP c/o Rubenstein Partners, 2929 Arch Street – 28th Floor, Philadelphia, PA 19104-2868, Attn: Accounting, RPO Property Management, or to such other person and/or at such other place as Landlord may from time to time direct by notice given to Tenant, the Base Rent as well as all other sums which may become due by Tenant under this Lease. All such other sums shall be payable as additional rent. All checks shall be made payable to Wanamaker Office Lease, LP. Tenant hereby covenants and acknowledges that Tenant’s obligation to pay Base Rent and all additional rent pursuant to this Paragraph 4 is independent of each and every of Landlord’s covenants and agreements contained in this Lease.

(h) Tenant Taxes. Any provision hereof to the contrary notwithstanding, Tenant shall, upon demand from time to time, as additional rent, pay to Landlord’s agent or, as Landlord may direct, to Landlord or to the tax collecting authority, the full amount of all taxes, levies, charges and assessments legally required or authorized to be collected by Landlord from Tenant or any subtenant or occupant of the Premises and all taxes, levies, charges and assessments required to be paid by Landlord (or imposed upon the Property) if not paid by or collected from Tenant or a subtenant or occupant of the Premises. Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against all loss, cost, liability and expenses (including counsel fees and costs of litigation) which Landlord may suffer, incur or be exposed to as a result of any assertion against Landlord of liability for any of the taxes referred to in this subparagraph (h), and from and against any penalties or interest relating thereto, which Tenant fails to pay pursuant hereto.

(i) Delay in Computation. Delay in computation of the Expense Adjustment Amount or Tax Adjustment Amount shall not be deemed a default hereunder or a waiver of Landlord’s right to collect any of such amounts.

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(j) No Credit. Tenant shall not be entitled to any rebate or credit in the event either Taxes or Operating Expenses for any Calendar Year is lower than the Taxes or Operating Expenses for the Base Year.

5. Use of Premises. Tenant shall use and occupy the Premises solely as an office for and for no other purpose. The maximum permitted occupancy of the Premises is one person for each 200 rentable square feet of the Premises.

6. Condition of Premises. The Tenant’s taking possession of the Premises or any portion thereof shall be conclusive evidence that the Premises or any such portion was in good order and satisfactory condition when the Tenant took possession. At the expiration or other termination of this Lease or of Tenant’s right of possession, Tenant shall leave the Premises, and during the Term will keep the same, in good order and condition, ordinary wear and tear, damage by fire or other casualty (which fire or other casualty has not occurred through the negligence of Tenant or those claiming under Tenant or their employees or invitees respectively) alone excepted; and for that purpose, during the term of this Lease, Tenant shall make all necessary repairs and replacements. Tenant shall give Landlord prompt notice of any damage to or accident upon the Premises and of any breakage or defects in the window glass, wires or plumbing, heating, ventilating or cooling, life safety or electrical apparatus or systems on or serving the Premises. Tenant shall at the expiration or termination of this Lease or of Tenant’s right of possession, also have had removed from the Premises all furniture, trade fixtures, office equipment and all other items of Tenant’s property so that the Premises is in broom clean condition and Landlord may again have and repossess the Premises free and clear of any interest of Tenant, any subtenant or any other party. Tenant shall comply with all laws, rules, orders, ordinances and regulations at any time issued or in force by any lawful authority, applicable to Tenant or any other occupant of the Premises, or to the Premises, or to the use or occupancy of the Premises. Tenant shall repair, at or before expiration or termination of this Lease or of Tenant’s right of possession, all damage done to the Premises or any other part of the Building by installation or removal of furniture and property by Tenant or any subtenant or any agent, employee or invitee of Tenant or any subtenant. Tenant shall, upon demand, pay to Landlord the amount of any damages suffered or incurred by Landlord as a result of any injury to any part of the Property other than the Premises, done by Tenant or any subtenant or any agent, employee or invitee of Tenant or any subtenant. Tenant shall not do or commit, or suffer or permit to be done or committed, any act or thing as a result of which any policy of insurance of any kind on or in connection with the Property shall become void or suspended, or any insurance risk on or in connection with the Building or any other portion of the Property shall (in the opinion of the insurer or any insurance organization) be rendered more hazardous; without limitation of all other rights and remedies of Landlord, Tenant shall pay as additional rent the amount of any increase of premiums for such insurance, resulting from any breach of this provision.

7. Services.

(a) List of Services. Landlord shall provide the following services, and no others, on all days during the Term, except Saturdays, Sundays and holidays, unless otherwise stated:

(i) Subject to subparagraph 7(b) hereof, Landlord shall provide heating and air conditioning during the applicable heating and cooling seasons, when necessary for normal comfort in the Premises, provided the Premises is occupied by no more than the maximum number of people permitted under this Lease using standard office equipment (but Landlord shall not be required to provide heating or air conditioning to any extent in excess of that which is within the parameters of any federal, state or local requirements or recommendations which may be applicable or with which Landlord in good faith may decide to comply) from Monday through Friday, during the period from 8 a.m. to 6 p.m., and Saturdays from 8:00 a.m. to 12:00 noon, holidays excepted. Tenant, within ten (10) days after its receipt of each bill therefor, will pay for all heating and air conditioning requested and furnished at other times or required due to heat producing equipment, or equipment requiring a controlled climate, installed by or for Tenant at rates to be established from time to time by Landlord, which is $150.00 per hour as of the Commencement Date.

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(ii) Subject to subparagraph 7(b) hereof, Landlord shall provide electrical energy for standard building lighting fixtures provided by Landlord and for the operation of desk top portable office equipment, provided that (A) the connected electrical load of such equipment does not exceed an average of seven (7) watts per usable square foot of the Premises and (B) the electricity so furnished for equipment uses will be at a nominal 120 volts and no electrical circuit for the supply of such use need have a current capacity exceeding 20 amperes. If Tenant’s requirements for electricity are in excess of those set forth in the preceding sentence, and if, in Landlord’s sole judgment, Landlord’s facilities are inadequate for such additional requirements and if electrical energy for such additional requirements is available to Landlord, Landlord upon written request and at the sole cost and expense of Tenant will furnish and install, or, at Landlord’s sole discretion, permit Tenant to furnish and install, such additional wires, risers, conduits, feeders and switchboards as reasonably may be required to supply such additional requirements of Tenant provided (1) that the same shall be permitted by applicable laws and insurance regulations (2) that, in Landlord’s sole judgment, the same are necessary and will not cause permanent damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs or interfere with or disturb other tenants or occupants of the Building, (3) that, in Landlord’s sole judgment, the same will not in any way diminish or adversely affect the electricity which Landlord deems should remain available for other tenants, and (4) that Tenant, at Tenant’s expense, shall, concurrently with the making of such written request, execute and deliver to Landlord, Tenant’s written undertaking, in form and substance satisfactory to Landlord, obligating Tenant to fully and promptly pay the entire cost and expense of so furnishing and installing any additional wires, risers, conduits, feeders and/or switchboards.

Tenant shall bear the cost of replacement of all non-standard lamps, starters and ballasts for lighting fixtures, and shall reimburse Landlord therefor within 15 days of Landlord’s submission of each bill therefor.

(iii) Domestic water from the regular Building outlets for drinking, lavatory and toilet purposes.

(iv) Janitorial services Monday through Friday in and about the Premises (except holidays). If any material use made of the Premises after 6 p.m. shall by reason of work force scheduling or security, overtime, union rules, general security or otherwise cause any increase in Landlord’s cost for providing janitorial services, Tenant shall, as additional rent, pay all bills for reimbursement of Landlord for such increase, within 10 days after Tenant’s receipt of such bill.

(v) Automatic passenger elevator service at all times for authorized building personnel.

(vi) Freight elevator services subject to reasonable scheduling by Landlord.

(b) Billing for Electricity.

(i) Payment for Normal Service. Pursuant to either subparagraph 7(b)(ii) or 7(b)(iii) below, Tenant shall pay for all electric service to the Premises described in the first sentence of subparagraph 7(a)(ii).

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(ii) Separate Metering. Landlord may, in Landlord’s sole discretion, at Tenant’s cost, elect to install in the Premises or elsewhere a submeter or submeters to measure the electricity used by Tenant; and Tenant shall pay to Landlord for such use within ten days after submission of each bill by Landlord therefor, in accordance with such rates as Tenant would be required to pay if such use were separately metered to the Premises by the local electric utility company and billed to Tenant at such utility company retail rates.

(iii) Lack of Separate Metering. In the event that electric service to the Premises is not submetered, Tenant shall pay to Landlord, in monthly installments at the time prescribed for the monthly installments of the Base Rent, amounts, as estimated by Landlord from time to time, at the rates Tenant would pay for electric services if the same were separately metered to the Premises by the local electric utility company and billed to Tenant at such utility company’s retail rates.

(c) Interruption of Services. Tenant agrees that Landlord shall not be liable for damages (by abatement of rent or otherwise) for failure to furnish or delay in furnishing any service, or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, renewals, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort so to do, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of the Tenant’s use and possession of the Premises or relieve the Tenant from paying Rent or performing any of its obligations under this Lease.

8. Alterations.

(a) Tenant shall not, without the prior written consent of Landlord, make any alterations, improvements or additions to the Premises. If Landlord consents to any alterations, improvements or additions, it may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, Landlord’s approval of the contractors to perform the work, contractor’s lien waivers, insurance against liabilities which may arise out of such work, plans, specifications and permits necessary for such work and as built drawings upon completion of such work. All work done by Tenant or its contractors pursuant to and in accordance with this Paragraph 8, or otherwise shall be done in a first class workmanlike manner, using only good grades of materials and without disturbing other tenants, shall be done in compliance with all insurance requirements and all applicable laws or ordinances and rules and regulations of governmental departments or agencies and shall be done by responsible contractors and subcontractors approved by Landlord in advance whose engagement will not in Landlord’s opinion, and in fact does not, result in any labor dispute at the Building, whether in connection with any construction at the Building, the operation of the Building or otherwise.

(b) All alterations, additions or improvements made by Tenant and all fixtures attached to the Premises shall become the property of Landlord and remain at the Premises or, at Landlord’s option, any or all of the foregoing shall be removed at the cost of Tenant before the expiration or sooner termination of this Lease and in such event Tenant shall repair all damage to the Premises caused by the installation and/or removal thereof. Tenant shall not permit or suffer any signs, advertisements or notices to be displayed, inscribed upon or affixed on any part of the outside or inside of the Premises, or in the Building, except on the directory board to be provided by Landlord and on the entrance doors of the Premises, provided, however, that Tenant shall not display, inscribe or affix any sign on such directory board or on the entrance doors of the Premises without, in each instance, obtaining the prior written approval from Landlord as to the size, color and style of such sign and the proposed method of attachment. Landlord shall have the right to remove unauthorized signs at Tenant’s expense.

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9. Liens. Tenant shall not permit there to be filed against the Property or Landlord’s interest therein or any part of either, and shall forthwith remove or have removed, any mechanics’, or materialmen’s or other lien, or claim thereof, filed by reason of work, labor, services or materials provided for or at the request of Tenant (other than work, labor, services or materials provided by the Landlord) or any subtenant or occupant or for any contractor or subcontractor employed by Tenant or any subtenant or occupant, and shall exonerate, protect, defend and hold free and harmless Landlord against and from any and all such claims or liens. Without limitation of the foregoing, if any such claim or lien be filed, Landlord may, but shall not be obligated to, discharge it either by paying the amount claimed to be due in the claim or lien or by procuring the discharge of such lien or claim by deposit or by bonding proceedings, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of any action for the foreclosure of such lien by the claimant or lienor and to pay the amount of any judgment in favor of the lienor with interest, costs and allowances. Any amount so paid by Landlord and all costs and expenses, including, without limitation, reasonable attorneys’ fees, in connection therewith, together with interest thereon at the Lease Interest Rate (hereinafter defined) from the respective dates of Landlord’s making of the payments and incurring of the costs and expenses, shall constitute additional rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.

10. Insurance and Waiver of Subrogation. Tenant shall at all times during the term of this Lease provide and maintain the following insurance, all at the Tenant’s own expense and subject to the terms and conditions set forth in this Section 10:

(a) Commercial General Liability Insurance with minimum Limits of Liability (on a per location basis) as follows: (1) $1,000,000 Each Occurrence; (2) $2,000,000 Completed Operations Aggregate; (3) $1,000,000 Personal Injury and Advertising Injury; and (4) $2,000,000 General Aggregate. The Commercial General Liability Insurance shall meet the following conditions:

(i) Coverage is to be provided by the standard Commercial General Liability insurance policy (“Occurrence Form”, edition 1998 or later);

(ii) Hazards of premises/operations, independent contractors, products and completed operations; contractual liability coverage with no limitation on the sole negligence of the third party; personal injury and advertising injury; and broad form property coverage;

(iii) No Mold/Fungus Exclusions; if policy contains any of these exclusions, these must be clearly marked on the Certificate of Insurance and approved by Landlord.

(b) Workers Compensation and Employer’s Liability:

(i) Coverage A, Workers Compensation – Statutory benefits as required by the Workers Compensation Laws of the Commonwealth of Pennsylvania, covering all employees;

(ii) Coverage B, Employer’s Minimum Liability Limits: (1) $500,000 Each Accident; (2) $500,000 Disease – Each Employee and (3) $500,000 Disease – Policy Limit; and

(iii) Blanket Waiver of Subrogation, where permitted by state law.

(c) Commercial Umbrella Liability Insurance:

(i) Following Form Basis of the underlying Commercial General Liability, Business Automobile Liability, and Employer’s Liability coverage; and

(ii) Minimum Limit of Liability: $5,000,000 Per Occurrence and $5,000,000 Aggregate Limit.

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(d) Owned, Leased, Rented or Borrowed Property. Tenant shall maintain All Risk Property Insurance for their owned, leased, rented or borrowed property during the entire term of this Lease, on a Full Replacement Costs Basis and such policy shall include Agreed Amount/No Coinsurance. Such coverage shall include a Blanket Waiver of Subrogation to the Landlord and in the event of a loss, Tenant’s insurance carrier shall not seek subrogation against the Landlord.

(e) Waiver of Subrogation Endorsement: The insurance policies identified in paragraphs (a), (b), (c) and (d) above shall include an endorsement waiving rights or subrogation in favor of the Additional Insureds (as defined below), as permitted by state law.

(f) All policies listed above may not contain any limiting “Insured versus Insured” Exclusion.

All insurance shall be procured from reputable insurers authorized to do business in the Commonwealth of Pennsylvania and having an A.M. Best Rating of at least A- Class VIII. Tenant shall not have a Deductible/Self Insured Retention on any policy greater than $25,000 without first obtaining Landlord’s approval. All insurance required herein shall be written on an “occurrence” basis and not a “claims-made” basis. The Tenant’s insurance carrier(s) shall provide at least thirty (30) day’s prior written notice to Landlord in the event coverage is materially changed, canceled or non-renewed. In the event of material change, cancellation, or non-renewal in coverage(s), Tenant shall replace such coverage to comply with the requirements set forth herein so there is no lapse of coverage for any time-period.

Tenant shall provide Landlord with Certificates of Insurance evidencing the insurance coverages listed above, prior to taking occupancy of the Premises and at least 30 days prior to the expiration date of each policy. Certificates of Insurance shall be delivered to Landlord at the addresses set forth in Section 27 of this Lease or such other address and/or party as Landlord may request.

The insurance policies identified in paragraphs (a) and (c) above shall include an endorsement naming the following parties as additional insureds (collectively, the “Additional Insureds”), as follows: “Landlord, Beneficiary (if Landlord is a trustee under a land trust), Amerimar Wanamaker Management Co. II, Inc. (“Manager”), any other manager of the Building, any Mortgagee, and the respective partners, members, shareholders, agents, employees, officers and directors of the foregoing are named as Additional Insureds on a primary noncontributory basis, including coverage for their sole negligence, for ongoing and completed operations”.

If Tenant fails to provide Landlord with evidence of insurance as and when required herein, Landlord may purchase the required coverage(s) and Tenant shall reimburse Landlord for the cost thereof within ten (10) days after demand. The Tenant shall require all sub-tenants and assignees of this Lease, if applicable, to maintain the insurance coverage specified herein and deliver evidence of such coverage to Landlord prior to occupying all or any portion of the Premises and at least thirty (30) days prior to expiration of each such policy.

(g) Tenant shall not do or commit, or suffer or permit to be done or committed, any act or thing as a result of which any policy of insurance of any kind on or in connection with the Property shall become void or suspended, or any insurance risk on or in connection with the Building or any other portion of the Property shall (in the opinion of the insuring companies or any insurance organization) be rendered more hazardous. Tenant shall pay as additional rent the amount of any increase of premiums for such insurance, resulting from any breach of this covenant.

(h) As used in this Section 10 and in Section 12 hereof only, “Landlord” shall mean Landlord, Beneficiary (if Landlord is a trustee under a land trust), Manager, any other manager of the Building, any Mortgagee, and the respective partners, members, shareholders, agents, employees, officers and directors of the foregoing.

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11. Fire or Casualty.

(a) If the Premises or the Building (including machinery or equipment used in the operation of the Building) shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises (in the case of the Premises, substantial shall mean 20% or more of the area of the Premises) or Building untenantable, then Landlord shall repair and restore the Premises (exclusive of tenant finishes and/or build-outs) or the core and shell of the Building with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control and subject to Landlord’s receipt of insurance proceeds sufficient to perform such repairs. If any such damage renders all or a substantial portion of the Premises or Building untenantable, Landlord shall have the right to terminate this Lease (with appropriate prorations of rent being made for Tenant’s possession subsequent to the date of such damage of those tenantable portions of the Premises) upon giving written notice to the Tenant at any time within 120 days after the date of such damage; and if such notice is given Landlord shall have no obligation to repair or restore. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of such repairs and restoration. Rent, however, shall abate (but only to the extent Landlord receives rent loss insurance proceeds) on those portions of the Premises as are, from time to time, untenantable, as a result of such damage, and provided such damage was not caused by Tenant or any of Tenant’s employees, agents or contractors.

(b) Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty pursuant to this Paragraph 11 to repair or restore any portion of any alterations, additions or improvements in the Premises or the decorations thereto except to the extent that such alterations, additions, improvements and decorations were provided by Landlord, at Landlord’s cost, at the beginning of the Term.

12. Waiver of Claims - Indemnification. To the extent not prohibited by law, Landlord shall not be liable for, and Landlord is hereby released by Tenant from all liability for, any damage either to person or property or resulting from the loss of use thereof sustained by Tenant or by other persons claiming through Tenant due to the Property or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening or any accident or event in, on or about the Property, or due to any act or neglect of any tenant or occupant of the Building or of any other person. This provision shall apply particularly, but not exclusively, to damage caused by gas, electricity, snow, frost, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures and windows, and shall apply without distinction as to the person (whether Landlord or other) whose act or neglect was responsible for the damage and whether or not such act or neglect occurred before, at or after the execution of this Lease, and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all personal property of Tenant upon the Premises, or upon receiving and holding areas, or elsewhere in, on or about the Property, shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof. Without limitation of any other provisions hereof, Tenant agrees to defend, protect, indemnify and save harmless Landlord from and against all liability to third parties arising out of the acts of Tenant or any subtenant or the servants, agents, employees, contractors, suppliers, workmen and invitees of Tenant or any subtenant.

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Tenant agrees to indemnify and save harmless, and upon request defend, Landlord against and from any and all claims by or on behalf of any person, arising out of or related to

(a) Tenant’s use or occupancy of the Premises or the conduct of its business, or any activity, work, or thing, permitted or suffered by Tenant, in, on or about the Premises or the Property,

(b) Any occurrence, in, on or about the Premises,

(c) Any breach or default on Tenant’s part in the performance or observance of, or compliance with, any term, covenant or condition on Tenant’s part to be performed pursuant to the terms of this Lease, or

(d) Any act or negligence of Tenant or any subtenant, or any of their respective agents, contractors, servants, employees, invitees or licensees, whether or not the fault or negligence of Landlord, or of the agents, contractors, servants, employees, invitees or licensees of Landlord (whether or not occurring before or after the execution of this Lease), contributed thereto or was the cause thereof, and from and against all costs, counsel fees, expenses, penalties, fines and liabilities which Landlord may suffer or incur in connection with any such claim and any action or proceeding brought with respect thereto. In the event that any action or proceeding shall be brought by reason of any such claim, against any party to be indemnified hereunder, Tenant covenants that Tenant, upon notice from such party and at Tenant’s expense, shall resist and defend such action or proceeding by counsel reasonably satisfactory to such party. All of Tenant’s obligations under this Paragraph 12, and any and all sums due from Tenant hereunder shall survive the expiration or termination of this Lease.

13. Nonwaiver. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. No receipt of moneys by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any rent due, and the payment of said rent shall not waive or affect said notice, suit or judgment.

14. Condemnation. In the event that the whole of the Premises shall be lawfully condemned or taken for a public or quasi public use, this Lease shall terminate as of the date that possession is to be surrendered to the condemner or taking authority. In the event that there shall be a lawful condemnation or taking for any public or quasi public use of any part of the Building, without there being condemned or taken all of the Premises, then, at the option of Landlord, exercisable by notice given to Tenant not later than 90 days after the date upon which Landlord receives notice of the taking or condemnation, this Lease shall terminate as of the date that possession of the Premises taken is required to be surrendered to the condemner or taking authority. In the event of any such taking or condemnation, of all or any part of the Premises or of all or any part of the Property, Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of such taking or condemnation; and all rights of Tenant to damages therefore are hereby assigned by Tenant to Landlord and Tenant shall have no claim against Landlord or the condemner for the value of the unexpired term of this Lease. However, the foregoing provisions of this section shall not be construed to deprive Tenant of the right to claim and receive payment from the condemner or taking authority for moving and related expenses as long as such claim or the payment thereof does not reduce the award which Landlord would otherwise be entitled to receive. In the event of any such taking or condemnation of part of the Premises, the Base Rent, the Tax Adjustment and the Operating Expense Adjustment shall be proportionately reduced from the date that possession is required to be surrendered to the condemner or taking authority.

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15. Assignment And Subletting.

(a) Tenant shall not, without the prior written consent of Landlord (which consent will not be unreasonably withheld provided no Tenant default exists), (i) assign, transfer, convey or mortgage this Lease or any interest hereunder; (ii) suffer to occur or permit to exist any assignment of this Lease, or any lien or charge upon Tenant’s interest, involuntarily or by operation of law; (iii) sublet the Premises or any part thereof, or (iv) permit the use of the Premises or any part thereof by any parties other than Tenant and its employees. Any such action on the part of Tenant shall be void and of no effect. Landlord’s consent to any assignment, subletting or transfer or Landlord’s election to accept any assignee, subtenant or transferee as the tenant hereunder and to collect rent from such assignee, subtenant or transferee shall be at Landlord’s sole and exclusive discretion and shall not release Tenant or any subsequent tenant from any covenant or obligation under this Lease. Landlord’s consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future assignment, subletting, or transfer. In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings, except as provided by law.

(b) At least 60 days prior to any proposed subletting or assignment, Tenant shall submit to Landlord a statement seeking Landlord’s consent and containing the name and address of the proposed subtenant or assignee, the terms of the proposed sublease or assignment and such financial and other information with respect to the proposed subtenant or assignee as Landlord reasonably may request. Landlord shall indicate its consent or non consent within 15 days of its receipt of said statement and all financial and other information requested by Landlord.

(c) In addition to withholding its consent, Landlord shall have the additional right to terminate this Lease as to that portion of the Premises which Tenant seeks to assign or sublet, whether by requesting Landlord’s consent thereto or otherwise. Landlord may exercise such right to terminate by giving written notice to Tenant at any time prior to Landlord’s written consent or non-consent to such assignment or sublease. In the event that Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of such portion of the Premises on the later of (i) the proposed date for possession by such assignee or subtenant, or (ii) 90 days after the date of Landlord’s notice of termination to Tenant.

(d) In the event that Landlord fails to exercise its termination right and its right to withhold its consent as set forth in the preceding paragraph, and in the event that Landlord consents to any assignment or sublease of any portion of the Premises, as a condition of Landlord’s consent, if Landlord so elects to consent, Tenant shall pay to Landlord 90% of all profit derived by Tenant from such assignment or sublease. Tenant shall furnish Landlord with a sworn statement, certified by an independent certified public accountant, setting forth in detail the computation of profit (which computation shall be based upon generally accepted accounting principles), and Landlord, or its representatives, shall have access to the books, records and papers of Tenant in relation thereto, and to make copies thereof. Any rent in excess of that paid by Tenant hereunder realized by reason of such assignment or sub lease shall be deemed an item of such profit. If a part of the consideration for such assignment shall be payable other than in cash, the payment to Landlord shall be payable in accordance with the foregoing percentage of the cash and other non cash considerations in such form as is satisfactory to Landlord. Such percentage of Tenant’s profits shall be paid to Landlord promptly by Tenant upon Tenant’s receipt from time to time of periodic payments from such assignee or subtenant or at such other earlier time as Tenant shall realize its profits from such assignment or sublease.

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(e) If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall obtain and furnish to Landlord, not later than fifteen (15) days prior to the effective date of such sublease and in form satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord, at Landlord’s option and written request, in the event this Lease terminates before the expiration of the sublease.

(f) If Tenant is a corporation, a change or series of changes in ownership of stock which would result in direct or indirect change in ownership by the stockholders or an affiliated group of stockholders of more than forty nine percent (49%) of the outstanding stock as of the date of the execution and delivery of this Lease shall be deemed to be a transfer of this Lease for the purpose of Paragraph 15(a). If Tenant is a partnership, joint venture, or a limited liability company, any transaction or series of transactions (including, without limitation, any withdrawal or admittance of a partner, or a member, as the case may be, or any change in any partner’s or member’s interest, as the case may be, in Tenant, whether voluntary, involuntary or by operation of law, or any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant, shall be deemed to be a transfer of Tenant’s interest under this Lease for the purposes of Paragraph 15(a). The term “control” as used in this Paragraph 15(f) means the power to directly or indirectly direct or cause the direction of the management or policies of Tenant.

16. Holdover. Should Tenant continue to occupy the Premises after expiration of the term of this Lease or any renewal or renewals thereof, or after a forfeiture or other termination thereof or of Tenant’s right of possession of the Premises, such tenancy shall (without limitation on any of Landlord’s rights or remedies therefor) be a tenancy-at-sufferance at a minimum monthly rent equal to twice the sum of Base Rent and additional rent payable for the last month of the term of this Lease and, in addition to the foregoing, all other charges payable with respect to such last month of this Lease and all damages suffered or incurred by Landlord as a result of or arising from such holdover tenancy. Nothing contained herein shall grant Tenant the right to holdover after the term of this Lease has expired, and Tenant shall indemnify, defend and hold harmless Landlord from and against all losses, liabilities, costs and damages sustained by Landlord by reason of such retention of possession, including without limitation any termination or other loss of a lease for the Premises by a replacement tenant due to delay in delivery of the Premises to the new tenant.

17. Estoppel Certificate. Tenant shall from time to time, within ten days after Tenant’s receipt of Landlord’s request therefor, execute, enseal, acknowledge and deliver to Landlord, or as Landlord may direct, a written instrument in recordable form (a) certifying (i) that this Lease is in full force and effect and has not been modified, supplemented or amended in any way (or, if there have been modifications, supplements or amendments thereto, that it is in full force and effect as modified, supplemented or amended, and stating such modifications, supplements and amendments) and that this Lease (as modified, supplemented or amended, as aforesaid) represents the entire agreement among Landlord and Tenant as to the Premises and the leasehold; (ii) the dates to which the Base Rent, additional rent and other charges arising hereunder have been paid, (iii) the amount of any prepaid rents or credits due to Tenant, if any; and (iv) that if applicable, Tenant has entered into occupancy of the Premises; (v) the date on which the Term shall have commenced and the corresponding expiration date; and (b) stating, to the best knowledge of Tenant, whether or not all conditions under the Lease to be performed by Landlord prior the date of such certificate have been satisfied and whether or not Landlord is then in default in the performance of any covenant, agreement or condition contained in this Lease and specifying, if any, each such unsatisfied condition and each such default; and (c) stating any other fact or certifying any other condition reasonably requested by Landlord or by any mortgagee or prospective mortgagee or purchaser of the Property or of any interest therein. In the event that Tenant shall fail to complete, execute and deliver any such instrument within ten (10) days after Landlord’s request therefor, in addition to committing a default hereunder, Tenant shall be deemed to have irrevocably appointed Landlord or Beneficiary (if Landlord is a trustee of a land trust) as Tenant’s attorney-in-fact to execute and deliver any such instrument or instruments in Tenant’s name.

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18. Subordination.

(a) This Lease shall be subject and subordinate at all times to the lien of any mortgage or deed of trust, heretofore or hereafter placed by Landlord upon any or all of the Premises or the Building the Land, the Property, or any interest therein and of all renewals, modifications, consolidations, replacements and extensions thereof (all of which are hereinafter referred to collectively as a “Mortgage”), all automatically and without the necessity of any further act on the part of Tenant to effectuate such subordination. Tenant shall, at the request of the holder of a Mortgage (the “Mortgagee”), upon foreclosure thereof attorn to the Mortgagee. Tenant shall also execute, enseal, acknowledge and deliver, within 15 days after Tenant’s receipt of demand from Landlord or the Mortgagee such further instrument or instruments evidencing such subordination of Tenant’s right, title and interest under this Lease to the lien of the Mortgage, and such further instrument or instruments of attornment, as shall be desired by the Mortgagee. In the event that Tenant shall fail to complete, execute and deliver any such instrument within ten (10) days after Landlord’s request therefor, in addition to committing a default hereunder, Tenant shall be deemed to have irrevocably appointed Landlord or Beneficiary (if Landlord is a trustee of a land trust) as Tenant’s attorney-in-fact to execute and deliver any such instrument or instruments in Tenant’s name.

(b) Anything contained in the foregoing provisions of this Paragraph to the contrary notwithstanding, any Mortgagee may at any time subordinate its Mortgage to this Lease, without the necessity of obtaining Tenant’s consent, by giving notice of the same in writing to Tenant, and thereupon this Lease shall be deemed to be prior to such mortgage without regard to their respective dates of execution, delivery or recordation and/or the date of commencement of Tenant’s possession, and in that event the Mortgagee shall have the same rights with respect to this Lease as though this Lease shall have been executed, delivered and recorded prior to the execution and delivery of the Mortgage.

(c) If Landlord is or becomes lessee of premises of which the Premises are a part, Tenant agrees that, automatically and without the necessity of any further act, Tenant’s possession shall be as a subtenant and shall be subordinate to the interest of Landlord’s lessor, its heirs, personal representatives, successors and assigns (which lessor, its heirs, personal representatives, successors and assigns, or any of them, is hereinafter called “Paramount Lessor”), but notwithstanding the foregoing, if Landlord’s tenancy shall terminate by expiration, by forfeiture or otherwise, then Tenant hereby agrees, upon request of Paramount Lessor, to attorn to Paramount Lessor, and to recognize such lessor as Tenant’s landlord for the balance of the term of this Lease and any extensions or renewals hereof. Tenant shall execute, enseal, acknowledge and deliver, upon demand by Landlord or Paramount Lessor, such further instrument or instruments evidencing such subordination of Tenant’s right, title and interest under this Lease to the interest of such lessor, and such further instrument or instruments of attornment, as shall be prescribed by the Paramount Lessor.

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(d) It is further agreed that if any Mortgage shall be foreclosed, or if the lease of the Paramount Lessor be terminated, (A) the liability of the Mortgagee or purchaser at such foreclosure sale, or the Paramount Lessor, as the case may be, or the liability of a subsequent owner designated as landlord under this Lease shall exist only so long as such Mortgagee, Paramount Lessor, or such subsequent owner, as the case may be, is the owner of the Property, or any portion thereof, and such liability shall not continue or survive after further transfer of ownership; (B) the Mortgagee, or Paramount Lessor, or such subsequent owner, as the case may be, and their respective successors or assigns that succeed to the interest of the Landlord in the Building or the Land, or acquires the right to possession of the Property, or any portion thereof, shall not be (1) liable for any act or omission of the party named above as the Landlord under this Lease; (2) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (3) subject to any offsets or defenses which Tenant may have at any time against Landlord; and (4) bound by any rent which Tenant may have paid previously for more than one month; and (C) upon request of the Mortgagee, if the Mortgage shall be foreclosed, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any Mortgage.

19. Certain Rights Reserved By Landlord. Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set off or abatement of rent or any other claim:

(a) To change the Building’s name or street address.

(b) To install, affix and maintain any and all signs on the exterior and on the interior of the Building.

(c) To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise (including alterations in the configuration of the common area), in and about the Building, or any part thereof, and for such purposes to enter upon the Premises, and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities.

(d) To furnish door keys for the entry door(s) in the Premises at the commencement of the Lease and to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises. Tenant agrees to purchase only from Landlord or Landlord’s designee, additional duplicate keys as required, to change no locks, and to affix no locks on doors without the prior written consent of the Landlord. Notwithstanding the provisions for Landlord’s access to Premises, Tenant relieves and releases the Landlord of all responsibility arising out of theft, robbery and pilferage. Upon the expiration of the Term or of Lessee’s right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises.

(e) To designate and approve all window coverings used in the Building.

(f) To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the live load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times and in such manner as Landlord shall direct in writing. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises without the prior written consent of Landlord. Tenant’s movements of property into or out of the Building or Premises and within the Building are entirely at the risk and responsibility of Tenant, and Landlord reserves the right to require permits before allowing any property to be moved into or out of the Building or Premises.

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(g) To establish controls for the purpose of regulating all property and packages, both personal and otherwise, to be moved into or out of the Building and Premises and all persons using the Building after normal office hours.

(h) To regulate delivery and service of supplies in order to insure the cleanliness and security of the Premises and to avoid congestion of receiving areas and freight elevators.

(i) To show the Premises to lenders, purchasers and investors at reasonable hours and to prospective tenants at reasonable hours during the last twelve months of the Term and, if vacated or abandoned, to show the Premises at any time and to prepare the Premises for re-occupancy.

(j) To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations.

(k) To enter the Premises at any reasonable time to inspect the Premises.

(l) To grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Building. If Landlord elects to make available to tenants in the Building any services or supplies, or arranges a master contract therefor, Tenant agrees to obtain its requirements, if any, therefore from Landlord or under any such contact, provided that the charges therefor are reasonable.

(m) To prescribe the location and style of the suite number and identification sign or lettering for the Premises.

(n) To grant to anyone the right to conduct any business or render any service in the Building, whether or not it is the same as or similar to the use expressly permitted to Tenant by Paragraph 5 hereof.

(o) To require all persons entering or leaving the Building during such hours as Landlord may from time to time reasonably determine to identify themselves to security personnel by registration or otherwise in accordance with Building security controls, and to establish their right to enter or leave in accordance with Exhibit D attached to this Lease.

20. Rules and Regulations. Tenant shall, and shall cause all of its subtenants and occupants, its and their agents, employees, invitees and licensees to, observe faithfully, and comply strictly with, the rules and regulations attached to this Lease as Exhibit “D”, as they may be supplemented and revised by Landlord from time to time, and such other rules and regulations promulgated from time to time by Landlord, as in the Landlord’s judgment may be desirable for the safety, care and cleanliness of the Building and the Premises, or for the preservation of good order therein. Landlord shall not be liable to Tenant for violation of such rules and regulations by, or for Landlord’s failure to enforce the same against, any other tenant, its subtenants and occupants and its and their agents, employees, invitees or licensees, nor shall any such violation or failure constitute, or be treated as contributing to, an eviction, actual or constructive, or affect Tenant’s covenants and obligations hereunder, or allow Tenant to reduce, abate or offset the payment of any rent under this Lease.

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21. Tenant Default; Landlord’s Remedies. If default shall be made in the payment of any rent or any installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant and such default shall continue for five (5) days, or if default shall be made in the observance or performance of any of the other agreements, covenants or conditions in this Lease (or in any other agreement between Landlord and Tenant) which Tenant is required to observe and perform and such default shall continue for 30 days after written notice to Tenant, or if a default hereunder (or thereunder) involves a hazardous condition and is not cured by Tenant immediately upon written notice to Tenant, or if the interest of Tenant in this Lease shall be levied on under execution or other legal process, or if any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant, or if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and shall not have been dismissed within 30 days from the filing thereof, or if a receiver shall be appointed for Tenant or any of the property of Tenant by any court and such receiver shall not have been dismissed within 30 days from the date of his appointment, or if Tenant shall make an assignment for the benefit of creditors, or if Tenant shall admit in writing Tenant’s inability to meet Tenant’s debts as they mature, or if Tenant shall cease to occupy the Premises for a period of seven days during the Term, or if Tenant fails to observe or perform any of the covenants with respect to assignment, subletting or transfer set forth in paragraph 15 hereof, or if Landlord, on more than two (2) occasions within any twelve-month period, gives Tenant written notice concerning Tenant’s failure to timely pay rent, the Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may, without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:

(a) The whole balance of rent, charges and all other sums payable hereunder, whether or not payable as rent, for the entire balance of the Term, and any renewal or extension thereof, herein reserved or agreed to be paid by Tenant, or any part of such rent, charges and other sums, and also all or any costs and sheriff’s, marshal’s, constable’s or other official’s commissions, whether chargeable to Landlord or Tenant, including watchman’s wages, shall be taken to be due and payable from Tenant and in arrears as if by the terms of this Lease said balance of rent, charges and other sums and expenses were on that date payable in advance; and/or

(b) Landlord may terminate this Lease and the Term, in which event Landlord may forthwith repossess the Premises by legal proceedings, force or otherwise; and/or

(c) Landlord may terminate Tenant’s right of possession and may repossess the Premises by legal proceedings, force or otherwise, without terminating this Lease. After reentry or retaking or recovering of the Premises, whether by termination of this Lease or not, Landlord may, but shall be under no obligation to, relet the same or a portion thereof for such rent and upon such terms as shall be deemed advisable by Landlord; and whether or not the Premises are relet, Tenant shall be liable for any loss of rent for such period as would be the balance of the term of this Lease and any renewals thereof plus the costs and expenses of reletting and of redecorating, remodeling and making repairs and alterations to the Premises for the purpose of reletting, the amount of such liability to be computed monthly and paid by Tenant to Landlord at the end of each month. Landlord shall in no event be liable for, nor shall any damages or other sums to be paid by Tenant to Landlord be reduced by, failure to relet the Premises or failure to collect the rent from any reletting. Tenant shall not be entitled to any rents received by Landlord in excess of the rents provided for in this Lease. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Paragraph 21 from time to time and that no suit or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord; and/or

(d) Landlord may distrain for rent, and enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, and for the enforcement of any other appropriate legal or equitable remedy, including, without limitation, injunctive relief, and for recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

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If any payment of rent or any other sum, or any part of any such payment, to be made by Tenant under the terms of this Lease shall become overdue for a period in excess of five days Tenant shall pay to Landlord (x) a “late charge” of $.05 for each dollar so overdue, for the purpose of defraying the expense incident to handling such overdue or delinquent payment, and (y) interest on the overdue amount at the Lease Interest Rate (defined below) from the date when such payment was due until the date paid, but in no event more than the amount or rate which is the maximum amount or rate Landlord may lawfully charge in respect of Tenant in such circumstances under applicable law. The “Lease Interest Rate” shall mean the greater of 15% per annum or such variable per annum rate which is from time to time equal to 3% above the base rate as stated by Citibank, N. A. or its successor, or, in the absence of there being a successor to Citibank, N. A. by such other bank having an office in the City of New York as Landlord may from time to time select. Nothing herein shall be construed as waiving any rights of Landlord arising out of any default of Tenant by reason of Landlord’s accepting any such late charge or interest; the right to collect a late charge and interest is separate and apart from any other rights or remedies of Landlord after default by Tenant.

Without limiting the generality of the foregoing, if Tenant shall be in default in the performance of any of its obligations hereunder, Landlord, without being required to give Tenant any notice or opportunity to cure, may (but shall not be obligated to do so), in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys’ fees and other legal expenses, together with interest at the Lease Interest Rate from the dates of Landlord’s incurring of costs or expenses.

Tenant further waives the right to any notices to quit as may be specified in the Landlord and Tenant Act of Pennsylvania, Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that five days notice shall be sufficient in any case where a longer period may be statutorily specified.

IN ADDITION TO, AND NOT IN LIEU OF ANY OF THE FOREGOING RIGHTS GRANTED TO LANDLORD, LANDLORD SHALL HAVE THE FOLLOWING RIGHTS TO CONFESS JUDGMENT AGAINST TENANT AND ALL PERSONS CLAIMING THROUGH TENANT, FOR POSSESSION OF THE PREMISES AND/OR FOR MONIES OWED TO LANDLORD:

(i) IF RENT OR ANY CHARGES HEREBY RESERVED AS RENT, OR DAMAGES BY REASON THEREOF, OR ANY OTHER SUM DUE AND PAYABLE IN CONNECTION WITH THIS LEASE, INCLUDING WITHOUT LIMITATION ANY LATE FEES OR INTEREST ACCRUED OR ACCRUING THEREON, AND ANY REIMBURSEMENT FOR ATTORNEY FEES OWED BY TENANT (COLLECTIVELY, THE “AMOUNTS DUE”), SHALL REMAIN UNPAID ON ANY DAY WHEN THE SAME OUGHT TO BE PAID, WHETHER PRIOR TO OR AFTER THE TERMINATION OR EXPIRATION OF THIS LEASE, TENANT HEREBY EMPOWERS ANY PROTHONOTARY, CLERK OF COURT OR ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR TENANT IN ANY AND ALL SUITS, ACTIONS OR ACTIONS IN ASSUMPSIT WHICH MAY BE BROUGHT FOR THE AMOUNTS DUE, OR ANY PORTIONS THEREOF, OR FOR AMOUNTS AGREED TO BE PAID BY TENANT. IN SUCH SUITS OR ACTIONS, TENANT EMPOWERS SUCH PROTHONOTARY, CLERK OF COURT OR ATTORNEY TO CONFESS JUDGMENT AGAINST TENANT FOR ALL OR ANY PART OF THE RENT SPECIFIED IN THIS LEASE AND THEN UNPAID OR ANY OTHER DUE, INCLUDING WITHOUT LIMITATION, AT LANDLORD’S OPTION, THE ACCELERATED RENT COMPONENT OR THE RENT FOR THE ENTIRE UNEXPIRED BALANCE OF THE TERM OF THIS LEASE, AND FOR INTEREST AND COSTS, TOGETHER WITH AN ATTORNEY’S COMMISSION OF 5% OF THE AMOUNT SO CONFESSED. SUCH AUTHORITY SHALL NOT BE EXHAUSTED BY ONE EXERCISE THEREOF, BUT JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS ANY RENT OR ANY OTHER AMOUNTS DUE SHALL FALL DUE OR BE IN ARREARS, INCLUDING WITHOUT LIMITATION FOR THE SAME SUM DUE AS PREVIOUSLY CONFESSED IF AND TO THE EXTENT THAT A PREVIOUS CONFESSION OF JUDGMENT SHALL BE STRICKEN OR OTHERWISE INVALIDATED WITHOUT A FINAL DECISION ON THE MERITS OF THE CLAIM. SUCH POWERS MAY BE EXERCISED AS WELL AFTER THE EXPIRATION OF THE ORIGINAL TERM, DURING ANY EXTENSION OR RENEWAL, AND/OR AFTER THE TERMINATION OF THIS LEASE.

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(ii) WHEN THIS LEASE SHALL BE TERMINATED BY REASON OF A DEFAULT BY TENANT OR ANY OTHER REASON WHATSOEVER, EITHER DURING THE ORIGINAL TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY TO APPEAR FOR TENANT IN ANY AND ALL SUITS OR ACTIONS WHICH MAY BE BROUGHT FOR POSSESSION AND/OR EJECTMENT; AND AS ATTORNEY FOR TENANT TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT FOR THE RECOVERY BY LANDLORD OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE SHALL BE LANDLORD’S SUFFICIENT WARRANT. UPON SUCH CONFESSION OF JUDGMENT FOR POSSESSION, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER. IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED, THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES SHALL REMAIN IN OR BE RESTORED TO TENANT, THEN LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT OR CONTINUING DEFAULT OR DEFAULTS, OR AFTER EXPIRATION OF THE LEASE, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE FURTHER ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE PREMISES;

In any action to confess judgment in ejectment or for rent in arrears, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

Tenant expressly agrees, to the extent not prohibited by law, that any judgment, order or decree entered against it by or in any court or magistrate by virtue of the powers of attorney contained in this Lease shall be final, and that Tenant will not take an appeal, certiorari, writ of error, exception or objection to the same, or file a motion or rule to strike off or open or to stay execution of the same, and releases to Landlord and to any and all attorneys who may appear for Tenant all errors in such proceedings and all liability therefor.

The right to enter judgment against Tenant and to enforce all of the other provisions of this Lease herein provided for, at the option of any assignee of this Lease, may be exercised by any assignee of Landlord’s right, title and interest in this Lease in Tenant’s own name, notwithstanding the fact that any or all assignments of such right, title and interest may not be executed and/or witnessed in accordance with the Act of Assembly of May 28, 1715, 1 Sm. L. 94, and all supplements and amendments thereto that have been or may hereafter be passed. Tenant hereby expressly waives the requirements of such Act of Assembly and any and all laws regulating the manner and/or form in which such assignments shall be executed and witnessed.

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Tenant specifically and expressly acknowledges that Tenant has voluntarily, knowingly and intelligently waived certain due process rights to a prejudgment hearing by agreeing to the terms of the foregoing paragraphs regarding Confession of Judgment. Tenant further acknowledges that it has been represented by counsel in connection with the negotiation of this Lease, that it has read and discussed with such counsel the provisions herein relating to confession of judgment, and that it understands the nature and consequences of such provisions. Tenant further specifically agrees that in the event of default, Landlord may pursue multiple remedies including obtaining possession pursuant to a judgment by confession and also obtaining a money judgment for past due and accelerated amounts and executing upon such judgment. In such event and subject to the terms set forth herein, Landlord shall provide full credit to Tenant for any monthly consideration which Landlord receives for the leased premises in mitigation of any obligation of Tenant to Landlord for that money. Furthermore, Tenant specifically waives any claim against Landlord and Landlord’s counsel for violation of Tenant’s constitutional rights in the event that judgment is confessed pursuant to this Lease.

TEVOGEN BIO INC

By:	/s/ Kirti Desai

Name:	Kirti Desai

Title:	CFO

All remedies available to Landlord hereunder and otherwise available at law or in equity shall be cumulative and concurrent. No determination of this Lease nor taking or recovering possession of the Premises shall deprive Landlord of any remedies or actions against Tenant for rent, for charges, or for damages for the breach of any term, covenant or condition herein contained, nor shall the bringing of any such action for rent, charges or breach of term, covenant or condition, nor the resort to any other remedy or right for the recovery of rent, charges or damages for such breach be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession. The failure of Landlord to insist upon strict and/or prompt performance of the terms, agreements, covenants and conditions of this Lease or any of them, and/or the acceptance of such performance thereafter shall not constitute or be construed as a waiver of Landlord’s right to thereafter enforce the same strictly according to the tenor thereof in the event of a continuing or subsequent default.

22. Expenses of Enforcement. Tenant shall pay upon demand all Landlord’s costs, charges and expenses including the fees and out of pocket expenses of counsel, agents and others retained by Landlord incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which the Tenant causes the Landlord without the Landlord’s fault to become involved or concerned.

23. Covenant of Quiet Enjoyment. Landlord covenants that Tenant, on paying the rent, charges for services and other payments herein reserved or required and on keeping, observing and performing all the other material terms, covenants, conditions, provisions and agreements herein contained on the part of the Tenant to be kept, observed and performed, shall, during the Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof.

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24. Security Deposit. Tenant hereby deposits with Landlord the sum of $9,955.00 (hereinafter referred to as “Collateral”), as security for the prompt, full and faithful performance by Tenant of each and every provision of this Lease and of all obligations of Tenant hereunder. No interest shall be paid to Tenant on the Collateral, and Landlord shall have the right to commingle the Collateral with Landlord’s other funds.

If Tenant fails to perform any of its obligations hereunder, Landlord may use, apply or retain the whole or any part of the Collateral for the payment of (a) any rent or other sums of money which Tenant may not have paid when due, (b) any sum expended by Landlord on Tenant’s behalf in accordance with the provisions of this Lease, and/or (c) any sum which Landlord may expend or be required to expend by reason of Tenant’s default, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in Paragraph 21. The use, application or retention of the Collateral, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law (it being intended that Landlord shall not first be required to proceed against the Collateral) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Collateral is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten days after the written demand therefor is made by Landlord, to deposit cash with the Landlord in an amount sufficient to restore the Collateral to its original amount.

If Tenant shall fully and faithfully comply with all of the provisions of this Lease, the Collateral, or any balance thereof, shall be returned to Tenant without interest after the expiration of the Term or upon any later date after which Tenant has vacated the Premises. In the absence of evidence satisfactory to Landlord of any permitted assignment of the right to receive the Collateral, or of the remaining balance thereof, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant’s interest in this Lease or the Collateral. In such event, upon the return of the Collateral, or the remaining balance thereof to the original Tenant, Landlord shall be completely relieved of liability under this Paragraph 24 or otherwise with respect to the Collateral.

Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Land and the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the Collateral to the transferee or mortgagee. Upon written acknowledgement of transferee’s or mortgagee’s receipt of such Collateral, Landlord shall thereby be released by Tenant from all liability or obligation for the return of such Collateral and Tenant shall look solely to such transferee or mortgagee for the return of the Collateral.

The Collateral shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord.

25. Real Estate Broker. Tenant represents that Tenant has dealt with (and only with) Newmark as broker in connection with this Lease, and that insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection therewith. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, for a commission or other compensation in connection with this Lease, made by any broker or finder other than the broker named above who claims to have dealt with or communicated to Tenant in connection with this Lease, provided that Landlord has not in fact retained such broker or finder.

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26. Miscellaneous.

(a) Rights Cumulative. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law, in equity or otherwise.

(b) Captions and Usage. The titles appearing in connection with the various sections and paragraphs of this lease are for convenience only; they are not intended to indicate all of the subject matter in the text and they are not to be used in interpreting this Lease nor for any other purpose in the event of any controversy. As used herein (i) the term “person” shall be deemed to include a natural person, a trustee, a corporation, a joint venture, a partnership, a limited liability company, a governmental unit and any other form of legal entity; (ii) all usages in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well; the use of any gender includes all genders.

(c) Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of the Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Paragraph 15 hereof.

(d) Lease Contains All Terms. All of the representations and obligations of Landlord are contained herein, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord.

(e) Delivery for Examination. Submission of the form of the Lease for examination shall not bind Landlord in any manner, and no Lease or obligations of the Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each; provided, however, the execution and delivery by Tenant of this Lease to Landlord or Manager, or the leasing agent of the Building shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.

(f) No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

(g) Modification of Lease. If any prospective Mortgagee or Paramount Lessor requires that certain modifications be made to this Lease, which modifications will not require Tenant to pay any additional amounts or otherwise change materially the rights or obligations of Tenant hereunder, Tenant shall, within ten (10) days following Landlord’s request, execute and deliver appropriate instruments effecting such modifications. Tenant’s failure to complete, execute and deliver any such modifications within such ten (10) days shall be deemed a material default under Paragraph 21 hereof, or, at Landlord’s sole option, Tenant shall be deemed to have irrevocably appointed Landlord or Beneficiary (if Landlord is a trustee of a land trust) as Tenant’s attorney-in-fact to execute and deliver such modifications in Tenant’s name.

(h) Substitution of Other Premises.

(i) At any time hereafter, Landlord shall have the right to substitute for the premises then being leased or to be leased hereunder (the “Existing Premises”) other premises within the Building (the “New Premises”) provided that the New Premises shall be of at least substantially the same size and shall either have substantially the same perimeter configuration or a perimeter configuration substantially as usable for the purposes for which the Existing Premises were being used by Tenant or, if possession of the Existing Premises had not yet been received by Tenant, then for the purposes for which the Existing Premises were to be used by Tenant.

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(ii) If Tenant shall not have received possession of the Existing Premises, then, as of the date Landlord gives notice of a substitution, such substitution shall be effective, the New Premises shall be the Premises hereunder and the Existing Premises shall cease to be the Premises hereunder.

(iii) The provisions of this subparagraph (iii) shall apply if Tenant shall have already received possession of the Existing Premises as of the date Landlord gives notice of substitution. Tenant shall vacate and surrender the Existing Premises on or before the date (the “Relocation Date”) which is the later of (i) the thirtieth (30th) day after the date that Landlord gives Tenant written notice of Landlord’s intent to substitute the New Premises for the Existing Premises, and (ii) the fifteenth (15th) day after Landlord gives Tenant written notice that the New Premises have been substantially completed so that they conform to the requirements of subparagraph (i) above. As of the Relocation Date, the New Premises shall be deemed to be the Premises leased under this Lease and the Existing Premises shall cease to be the “Premises” leased under this Lease. At such time as Tenant vacates the Existing Premises and relocates to the New Premises, and provided Tenant is not in default under the Lease, Landlord shall (a) pay the actual and reasonable out of pocket expenses of Tenant’s moving of its property from the Existing Premises to the New Premises, and (b) promptly reimburse Tenant for its actual and reasonable out of pocket costs in connection with the relocation of any telephone or other communications equipment from the Existing Premises to the New Premises. However, instead of only paying the expenses of Tenant’s moving of its property, Landlord may elect to either move Tenant’s property or provide personnel to do so under Tenant’s direction, in which event such move may not be made except during evenings, weekends or holidays, so as to incur the least inconvenience to Tenant.

(iv) Tenant shall not be entitled to any compensation for any inconvenience or interference with Tenant’s business, nor to any abatement or reduction in rent, nor shall Tenant’s obligations under this Lease be otherwise affected, as a result of the substitution except as otherwise provided in this subparagraph (h). Tenant agrees to cooperate with Landlord so as to facilitate the prompt completion by Landlord of its obligations under this subparagraph (h). Without limiting the generality of the preceding sentence, Tenant agrees to provide to Landlord promptly such approvals, instructions, plans, specifications or other information, as may be reasonably requested by Landlord.

(i) Transfer of Landlord’s Interest. Notwithstanding anything contained herein to the contrary, Tenant agrees that neither Landlord nor any partner in Landlord or Beneficiary, as the case may be, nor any other person having any interest, direct or indirect, immediate or more removed than immediate, in Landlord or Beneficiary, as the case may be, nor any employee, officer or director of any such person, shall have any personal liability with respect to any of the provisions of this Lease and Tenant shall look solely to the estate and property of Landlord in the Land and the Building for the satisfaction of Tenant’s remedies, including without limitation, the collection of any judgment or the enforcement of other judicial process requiring the payment or expenditure of money by Landlord, subject, however, to the prior rights of any Mortgagee, and no other assets of Landlord and Beneficiary (if Landlord is a trustee of a land trust) or its partners, or of any other aforesaid person having an interest in Landlord or Beneficiary, as the case may be, shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claims. Without limitation of the foregoing, upon each transfer of the Land and the Building and the landlord’s interest in this Lease, the transferor shall automatically be released from all liability under this Lease. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that, subject to the other provisions of this Section, Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

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(j) Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

(k) Covenants and Conditions. All of the covenants of Tenant hereunder shall be deemed and construed to also be “conditions”, if Landlord so elects, as well as “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate instance.

(l) Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(m) Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant’s designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts, as Landlord in its sole discretion, may elect.

(n) Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

(o) Waiver of Trial by Jury. Landlord and Tenant hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of, or in any way connected with, this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage in any emergency statutory or any other statutory remedy. If Landlord commences any summary proceeding for non-payment of rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding.

(p)Tenant’s Authority; Commercial Leasing Notice. Tenant hereby represents that Tenant is a corporation, duly organized pursuant to the laws of the State of Delaware, and is authorized to conduct business in the Commonwealth of Pennsylvania. The persons executing this Lease on behalf of Tenant further represent and warrant that they are duly authorized to do so, and that they occupy the positions with Tenant as delineated on the signature page(s) of this Lease.

Tenant represents and warrants to Landlord that, no less than seven (7) days prior to signing this Lease, (i) Tenant has received from Landlord a copy of the commercial leasing notice (and no less than a seven (7) day opportunity to determine the zoning and approved uses of the Building after receipt of such commercial leasing notice and before becoming obligated under this Lease), (ii) Tenant has signed and returned to Landlord the applicable acknowledgement form confirming such receipt and opportunity (Confirmation of Receipt of Commercial Leasing Notice), and (iii) Tenant has been provided with a copy of such acknowledgement form also signed by Landlord or its representative, all as required under Chapter 9-5700 of The Philadelphia Code and in full satisfaction of such requirements.

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(q) Governing Law. This Lease shall be governed in all respects by the laws of the Commonwealth of Pennsylvania. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF PENNSYLVANIA FOR PURPOSES OF ANY PROCEEDINGS ARISING OUT OF THIS LEASE. Each party waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon such party.

(r) Financial Information. Landlord has executed the Lease in reliance upon certain financial information which has been submitted by Tenant to Landlord prior to the execution of the Lease (the “Financial Information”). From time to time, upon five (5) days written request by Landlord, Tenant will submit to Landlord current financial information, in detail reasonably satisfactory to Landlord, in order for Landlord to determine properly Tenant’s then financial condition. As a material inducement to Landlord to enter into this Lease, Tenant (and each party executing this Lease on behalf of Tenant individually) represents and warrants to Landlord that the Financial Information is complete, true and correct and a presents a fair representation of Tenant’s financial condition at the time of signing of this Lease

(s) REIT. If Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by an independent contractor of Landlord, Landlord’s property manager, or a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager (each, a “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then at Landlord’s direction Tenant shall pay the charge for such service either to Landlord for further payment to the Service Provider or directly to the Service Provider and, in either case: (a) Landlord shall credit such payment against any charge for such service made by Landlord to Tenant under this Lease and (b) Tenant’s payment to the Service Provider shall not relieve Landlord from any obligation under this Lease concerning the provisions of such services.

27. Notices. All notices to be given under this Lease shall be in writing and delivered personally or deposited in the United States mail, certified or registered mail with return receipt requested, postage prepaid, or sent via overnight courier service, addressed as follows, or to such other person or such other address designated by notice sent by Landlord or Tenant:

If to Landlord:

Wanamaker Office Lease, LP

100 Penn Square East – 9th Floor

Philadelphia, PA 19107

Attn.: Property Manager

With a copy to:

Wanamaker Office Lease, LP

c/o Rubenstein Partners

Cira Centre

2929 Arch Street

28th Floor

Philadelphia, Pennsylvania 19104-2868

Attention:	Eric G. Schiela
R. Bruce Balderson, Jr., Esq.

and:

Wanamaker Office Lease, LP

c/o Rubenstein Partners

Cira Centre

2929 Arch Street
28th Floor

Philadelphia, Pennsylvania 19104-2868

Attention: Stephen A. Card

If to Tenant:

Tevogen Bio Inc

15 Independence Way

Warren, NJ 07059

Attention: Kirti Desai, CFO

or to such other address as is designated by Tenant in a notice to Landlord.

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Notice by mail shall be deemed to have been given when deposited in the United States mail as aforesaid. Notice from the building or property manager or Landlord’s attorney shall be deemed to be notice from Landlord. If Tenant vacates the Premises, then notices may be served on the Tenant’s registered agent, or if there be no agent, then notices may be by publication.

28. Hazardous Materials.

(a) Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any “Hazardous Material” (as defined below) upon or about the Property, nor permit Tenant’s employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in offices (or such other business or activity expressly permitted to be undertaken in the Premises under Paragraph 5); provided that such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, strictly in accordance with applicable law and the manufacturers’ instructions thereto, and any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease.

(b) Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party against Tenant or the Premises relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or nonroutine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises, and (iv) any matters where Tenant is required by law to give a notice to any governmental regulatory authority respecting any Hazardous Materials on the Premises. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by law. The term “Hazardous Material” for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, for which any such body has adopted any requirements for the preparation or distribution of an MSDS.

(c) If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors, on or about the Property in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense. Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to comply with the provisions of this Section within five (5) days after written notice by Landlord, or such shorter time as may be required by law or in order to minimize any hazard to persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable law).

29. Common Area and Parking.

(a) Common Area “Common Area” means all areas and improvements within the Property as it now exists or may exist in the future, not held or designated for the exclusive use of occupancy of Landlord. Tenant, or other tenants. Subject to the terms, conditions and limitations in this Lease, Tenant may use the Common Area on a non-exclusive basis during the terms of this Lease. Otherwise, Landlord reserves all rights in connection with the Common Area, including, without limitation, the right to change, relocate, improve or demolish portions, promulgate rules and regulations for its use, limit the use of any portion of the Common Area by Tenant, and place certain portions of the Common Area off limits to Tenant, including, without limitation, janitorial, maintenance, equipment and storage areas, and entrances, loading docks, corridors, elevators and parking areas. Landlord’s exercise of these rights will not entitle Tenant to abate rent, or reduce Tenant’s Lease obligations. Landlord reserves the right to install, relocate, remove, use, maintain, repair and replace systems and equipment within or serving the Premises or other parts of the Property.

(b) Parking. Unless and until otherwise requested by Landlord in writing, Tenant will contract directly with and pay all agreed upon charges directly to the parking garage operator, lessee or manager. Tenant understands and agrees that Landlord will not be responsible for, and will not incur any liabilities to Tenant with respect to, any acts or omissions occurring within the parking garage or any entrances and exits thereto or therefrom, including, without limitation, any injuries, death, or loss or damage to cars or other property, and Tenant will not name Landlord, or bring any actions of any kind against them, in connection therewith or as a result thereof. Landlord and/or the parking garage operator, lessee or manager may: limit access to portions of the parking areas; change signs, lanes and the direction of traffic within the parking areas; change, eliminate or add parking spaces or areas devoted to parking; set parking rates and allow free parking or parking with a validation, valet, sticker or other system; promulgate rules and regulations; and take any other actions deemed necessary by Landlord and/or the parking garage operator or manager.

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30. OFAC Certification.

(a) Tenant certifies that:

(i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

(b) Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

31. Commercial Transaction. This Lease is made in connection with a commercial transaction. Landlord shall not have any duty to Tenant under 20 Pa. C.S.A. §5601.3(b).

32. Extension Option.

(a) Grant of Option. Tenant is hereby granted the right and option (the “Extension Option”) to extend the term of the Lease for one (1) additional period of one (1) year, such extension term (the “Extension Term”) to commence on the expiration of the initial term and to expire on the last day of the twelfth (12th) complete calendar month thereafter, provided that:

(i) At the time the Tenant’s Conditional Extension Notice (as defined below) is received by Landlord, at the time the Tenant’s Unconditional Extension Notice (as defined below) is received by Landlord, and at the time the Extension Term commences, the Lease shall be in full force and effect and there shall exist no default by Tenant or event which with the passage of time, the giving of notice or both, would constitute a default by Tenant;

(ii) The Extension Option, when effectively exercised, shall apply to the entire then-current Premises; and

(iii) The Extension Option is personal to Tenant and may only be exercised by Tenant and not by any assignee of the Lease or subtenant of all or any portion of the Premises, whether or not Landlord has consented to such assignment or subletting.

(b) Procedure. If Tenant wishes to exercise the Extension Option, Tenant shall follow the following procedure:

(i) Tenant shall give written notice (“Tenant’s Conditional Extension Notice”) to Landlord on or before the date that is twelve (12) full calendar months prior to the expiration of the initial Term (but not before the date that is fifteen (15) full calendar months prior to the expiration of the initial Term), stating that Tenant desires to preserve its right to exercise the Extension Option.

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(ii) Within thirty (30) days after receiving Tenant’s Conditional Extension Notice, Landlord shall give Tenant, in writing, notice (“Landlord’s Response”) which shall include: (i) Landlord’s then offered rental rates and annual escalations applicable to the Extension Term (collectively, the “Prevailing Market Rate”, the calculation of which Prevailing Market Rate is described below), (ii) the leasehold improvement allowance, if any, and other tenant-incentives, if any, which Landlord is at that time customarily offering to tenants of the Building whose leases are expiring, and (iii) provisions relating to additional rent (including Tenant’s Proportionate Share of Operating Expenses); all as adjusted by Landlord to reflect the time periods covered by, and length of, the Extension Term.

For purposes hereof, the “Prevailing Market Rate” shall mean the rent to be paid by new tenants of comparable space in the Building or to be paid by existing tenants of comparable space under extensions of existing leases where the rent for the extension term thereunder is to be determined at the time of extension for such new leases or extensions. The effective date of such rentals of comparable space shall be within one (1) year preceding the date of Landlord’s Response. For purposes of this Section 32, “comparable space” shall mean tenancies of space in the Building of similar size, term and location (adjusted on a square foot basis to reflect the rentable square footage of the Premises), and if no such comparable space has been leased by Landlord in the Building within the one (1) year preceding the date of Landlord’s Response, then “comparable space” shall mean space of similar size, term and location in comparable office buildings (based on buildings of comparable quality and location in the Center City Philadelphia, Market Street West sub-market, including without limitation the Building). If the manner of charging utilities, Operating Expenses or Taxes, or other items of escalation to tenants in comparable buildings used to determine the Prevailing Market Rate, whether owned by Landlord (or any Landlord affiliate) or other landlords, is different from that set forth in this Lease, Landlord shall make an adjustment to the Prevailing Market Rate to take such difference into account and shall make further adjustments for relevant differences such as size of space, term, location and incentives for initial occupancy (and the inapplicability of such incentives in the case of extensions or extensions).

(iii) If Tenant wishes to exercise the Extension Option, Tenant must, within fifteen (15) days after receiving Landlord’s Response, give written unconditional notice (“Tenant’s Unconditional Extension Notice”) to Landlord, stating that Tenant is exercising the Extension Option. Tenant’s Unconditional Extension Notice shall constitute Tenant’s agreement with all of the terms and conditions of Landlord’s Response.

(c) Terms of Option. If the Extension Option is effectively exercised, all of the terms and conditions contained in the Lease shall continue to apply during the Extension Term, except that:

(i) There shall be no further right of extension beyond the one (1) Extension Term;

(ii) There shall be no rent abatements, construction allowances, or other concessions for or with respect to the Extension Term (except to the extent the same were contained in Landlord’s Response) and no leasing or other brokerage commissions shall be payable (other than to Landlord’s broker, if any); and

(iii) The annual base rent during the Extension Term shall be as set forth in Landlord’s Response, and all annual base rent and all additional rent for and during the Extension Term shall be paid in the manner and at the times required by the Lease.

(d) Failure to Exercise. In the event Tenant fails to provide to Landlord (i) Tenant’s Conditional Extension Notice, or (ii) Tenant’s Unconditional Extension Notice, in either case, in the manner and within the applicable time period set forth herein, this Extension Option shall automatically and immediately terminate and Tenant shall have no other Extension Option. In such event, the Extension Option shall be of no force or effect and Landlord shall be free to lease the Premises to any other person or entity, on whatever business terms Landlord may choose.

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(e) Time of the Essence. Landlord and Tenant agree that all time periods and deadlines contained in this Extension Option are of the essence.

33. Termination Option.

(a) Grant of Option. Landlord agrees that Tenant shall have a one-time right to terminate this Lease, and all of Tenant’s obligations arising after the last day of the 24th full calendar month of the Term under this Lease (other than those obligations and liabilities of Tenant which expressly survive the expiration or termination of the Lease), effective as of the first day of the 25th full calendar month of the Term (the “Early Termination Date”) upon at least nine (9) months’ prior written notice provided that the following has occurred:

(i) Notice. Tenant actually delivered to Landlord at least nine (9) months’ prior written notice (i.e., by no later than the last day of the 15th full calendar month of the Term) of Tenant’s election to exercise the foregoing termination option (the “Termination Notice”), together with a check for all sums then due hereunder (including particularly, but without limitation, the Termination Fee as hereinafter set forth); and

(ii) No Default. The Lease shall be in full force and effect and there shall exist no default or event which, with the passing of time, the giving of notice or both, would constitute a default, on the date that Tenant delivers the Termination Notice and up to, and on and as of, the Early Termination Date. This includes, without limitation, that Tenant shall have paid (and shall pay currently, as applicable) all installments of Base Rent, additional rent and other sums due under the Lease which shall have accrued up to the date of the Termination Notice, and subsequently up to the Early Termination Date; and

(iii) Termination Fee. The “Termination Fee” equals $30,616.14 (being three (3) months of Base Rent as of the Early Termination Date). In addition to and without limitation or modification of any or all other amounts due under or in connection with the Lease, together with the Termination Notice, Tenant shall pay (and shall have actually paid) to Landlord the Termination Fee.

(b) If Tenant shall fail to pay any of the sums due as set forth in Paragraph (a)(i)(ii) or (iii) above in the manner and at the time specified therein, interest at the rate set forth in Section 21(d) of this Lease shall commence to accrue on said sums as of the date on which it was to have been paid, until all such amounts, including without limitation the Termination Fee, are paid in full. In the event Tenant fails to pay said sums plus all interest accrued thereon to Landlord within fifteen (15) days of written notice from Landlord of Tenant’s failure to pay such sums at the time and in the amount specified in Paragraph (a) above, then, and in such event, Landlord shall have the option of construing said sums and interest earned thereon as additional rent under the Lease and enforcing all of its rights and remedies respecting such default, and/or to elect, by written notice to Tenant, to declare Tenant’s exercise of its early termination option herein contained to be void and of no effect, whereupon the term of the Lease shall not end, as provided above.

(c) The termination option set forth in this Section 33 shall be of no further force and effect and shall expire on the earliest to occur of (i) expiration or earlier termination of the Lease, (ii) the termination of Tenant’s right to possession of the Premises, (iii) the assignment by Tenant of the Lease, (iv) the sublease by Tenant of the Premises (or any portion thereof), (v) the date on which the entire Premises is no longer occupied by Tenant, (vi) any expansion of the Premises (whether by way of an express right granted to Tenant in the Lease or otherwise), (vii) any extension of the term of the Lease (whether by exercise of an extension option granted to Tenant in the Lease or otherwise), or (viii) the failure of Tenant to timely and properly exercise such termination right. Landlord and Tenant acknowledge and agree that the provisions of this Section 33 are limited to TEVOGEN BIO INC and shall not apply to or be assignable to any assignee or subtenant of TEVOGEN BIO INC.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have executed this Office Lease Agreement as of the day and year first above written.

TENANT: TEVOGEN BIO INC

By:	/s/ Kirti Desai

Its:	CFO
E.I.N. 85-1284695

LANDLORD: WANAMAKER OFFICE LEASE, LP

By:	WANAMAKER OFFICE LEASE GP, LLC,
a Delaware limited liability company, its General Partner

By:	/s/ Steve Card

NAME:	Kevin Powell
TITLE:	General Manager

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